Exhibit 99.1

Key Energy Services, Inc.	February 17, 2016
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: West Gotcher 713-757-5539

FOR IMMEDIATE RELEASE
Key Energy Services Reports Fourth Quarter and Full-Year 2015 Earnings
HOUSTON, TX, February 17, 2016 - Key Energy Services, Inc. (NYSE: KEG) reported fourth quarter 2015 consolidated revenues of $150.2 million and a pre-tax GAAP loss of $157.6 million, or $0.97 per share. The results for the fourth quarter include:

•	pre-tax charges of $62.9 million, or $0.39 per share, related to the loss on sale of and impairment of assets primarily associated with the Company's exit from markets outside North America;

•
pre-tax charges of $23.1 million, or $0.14 per share, related to the loss on sale of assets, write-off of certain vendor deposits and a true-up to asset impairments in the third quarter in the Company's U.S. business;

•	pre-tax costs of $2.7 million, or $0.02 per share, related to the previously disclosed Foreign Corrupt Practices Act ("FCPA") investigations;

•	pre-tax costs of $1.3 million, or $0.01 per share, due to severance; and

•	an after-tax charge of $23.5 million, or $0.15 per share of tax expense, related to deferred tax valuation allowances in the markets outside of the U.S.
Excluding these items, the Company reported a pre-tax loss of $67.6 million, or $0.27 per share. Third quarter 2015 consolidated revenues were $176.9 million with a pre-tax GAAP loss of $765.8 million, or $4.06 per share. The results for the third quarter included pre-tax charges of $618.5 million, or $3.28 per share, related to the impairment of the Company's U.S. goodwill and certain U.S. assets, pre-tax charges of $63.1 million, or $0.33 per share, related to impairment of assets primarily associated with the Company's exit from markets outside North America, pre-tax costs of $4.0 million, or $0.02 per share, due to severance, pre-tax costs of $2.5 million, or $0.01 per share, related to the previously disclosed FCPA investigations and a pre-tax loss of $2.5 million, or $0.01 per share, on foreign currency translation. Excluding these items, the Company reported a pre-tax loss of $75.3 million, or $0.40 per share. Additionally, the Company incurred an after-tax charge of $23.0 million, or $0.15 per share, related to deferred tax valuation allowances in markets outside of the U.S. Excluding this tax-related charge, the Company reported an after-tax loss of $40.0 million, or $0.25 per share.
The Company's consolidated cash balance at December 31, 2015 was $204.4 million as compared to $199.1 million at September 30, 2015. Total liquidity available at December 31, 2015 was $231.5 million as compared to $229.6 million at September 30, 2015.

February 17, 2016

The following table sets forth summary data for the fourth quarter 2015 and prior comparable quarterly periods.

	Three Months Ended (unaudited)
	December 31, 2015	September 30, 2015	December 31, 2014
	(in millions, except per share amounts)
Revenues	$150.2	$176.9	$354.8
Net loss	(152.5)	(640.2)	(52.3)
Diluted loss per share	(0.97)	(4.06)	(0.34)
Adjusted EBITDA*	(6.7)	(13.3)	16.1
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.
For the full-year 2015, consolidated revenues were $792.3 million, down 44.5% compared to $1.43 billion for the full-year 2014. Full-year 2015 GAAP net loss was $917.7 million, or $5.86 per share, compared to full-year 2014 GAAP net loss of $178.6 million, or $1.16 per share.

	Twelve Months Ended
	December 31, 2015	December 31, 2014
	(unaudited)
	(in millions, except per share amounts)
Revenues	$792.3	$1,427.3
Net loss	(917.7)	(178.6)
Diluted loss per share	(5.86)	(1.16)
Adjusted EBITDA*	(28.1)	124.1
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.
Overview and Outlook
Key's Chief Executive Officer, Dick Alario, stated, "Current commodity prices have left the U.S. oilfield services industry dealing with the most precipitous and sustained activity collapse in multiple decades. Key has aggressively reshaped its organizational structure and resized its cost structure to address the realities of today's market. Key has continued to adopt the mantra of "control what we can control" and took another meaningful component of costs out of the business in the third quarter, which drove normalized G&A expenses down another 14% sequentially. Further, through the continued rationalization of our U.S. businesses, we were able to improve our U.S. normalized operating loss by approximately $3 million sequentially, even as revenue declined approximately $24 million.
Alario continued, "The structural changes implemented over the past several quarters to shift the organizational alignment of Key's U.S. operations have allowed us to maintain our service quality standards while at the same time reduce costs. The flattening of the organization has allowed us to efficiently meet our customers' needs and, thus, compete effectively in a turbulent market environment.
"Though we've taken significant costs out of the Company, we remain diligent in looking for ways to further reduce our cost burden and to preserve capital. Steps we took during the third quarter of 2015 allowed us to maintain our liquidity sequentially and, so

February 17, 2016

far in the first quarter, we've enacted another meaningful cost reduction effort that should continue to reduce the Company's operating costs. Additionally, Key continues to identify and evaluate additional steps to enhance its liquidity profile.
"Finally, we disclosed in August of last year plans for my retirement from Key Energy Services during 2016 and for Robert Drummond to assume the role of Chief Executive Officer in addition to his current duties as President and Chief Operating Officer. This transition will be effective March 1st. I want to thank Key's Board for effectively and transparently leading this transition and to thank all of Key's employees for their commitment to the Company during my twelve year tenure."
U.S. Results
Fourth quarter 2015 U.S. Rig Services revenues of $77.9 million were down 8.6% as compared to the third quarter of 2015. Fourth quarter operating loss was $6.5 million, or -8.3% of revenue and includes the write-off of certain vendor deposits due to vendor insolvency or cancelled orders, loss on sale of assets and severance of $5.6 million; excluding these losses, normalized operating loss was $0.8 million, or -1.1% of revenue. These results compare to third quarter operating loss, excluding impairments, of $3.9 million, or -4.6% of revenue. Although revenue for this segment was down sequentially, normalized operating loss improved by $3.1 million as organizational cost efficiencies were realized. The U.S. Rig Services operating loss also includes $1.2 million of costs associated with mobilizing rigs from international markets to the U.S. as compared to $1.0 million the third quarter.
Fourth quarter 2015 Fluid Management Services revenues of $27.7 million were down 22.0% as compared to the third quarter of 2015. Fourth quarter operating loss was $16.6 million, or -59.8% of revenue, and includes a loss on the sale of salt-water disposal wells in the Bakken of $10.5 million and severance of $0.2 million; excluding these losses, normalized operating loss was $5.8 million, or -21.1% of revenue. These results compare to third quarter operating loss, excluding impairments, of $3.9 million, or -10.9% of revenue. Seasonal pressure, including fewer daylight hours and holidays as well as customer activity disruptions led to the sequential revenue decline.
Fourth quarter 2015 Coiled Tubing Services revenues of $16.4 million were down 21.3% as compared to the third quarter of 2015. Fourth quarter operating loss, excluding impairments, was $3.6 million, or -22.0% of revenue. These results compare to third quarter operating loss, excluding impairments, of $5.0 million, or -23.9% of revenue. Activity declined sequentially as new-well completion activity continued to contract due to commodity prices.
Fourth quarter 2015 Fishing & Rental Services revenues of $23.4 million were down 15.2% as compared to the third quarter of 2015. Fourth quarter operating loss was $4.7 million, or -20.1% of revenue, and includes a loss on the sale of assets and severance of $0.3 million; excluding these losses, normalized operating loss was $4.4 million, or -18.7% of revenue. These results compare to third quarter operating loss, excluding impairments, of $5.1 million, or -18.5% of revenue.
International Segment
Fourth quarter 2015 International revenues were $4.8 million, down 37.3% as compared to third quarter 2015 revenues of $7.7 million. Fourth quarter operating loss was $71.9 million, or -1,492.0% of revenues, include a loss on asset sales of $39.9 million, a loss on the impairment of certain assets of $23.0 million and severance of $0.1 million; excluding these losses, normalized operating loss was $8.9 million, or -185.1% of revenue. These results compare to third quarter operating loss, excluding impairments, of $12.9 million, or -167.2% of revenues.

February 17, 2016

General and Administrative Expenses
General and Administrative (G&A) expenses were $39.0 million for the fourth quarter compared to $45.3 million in the prior quarter. Fourth quarter G&A expenses included $2.7 million in costs associated with the FCPA investigations and $0.7 million in severance compared to third quarter G&A expenses that included $2.5 million in costs associated with the FCPA investigations and $1.6 million in severance. Excluding these items, G&A expense in the fourth quarter was $35.6 million as compared to $41.2 million in the third quarter.
Capital Expenditures and Balance Sheet
Capital expenditures were $1.9 million during the fourth quarter 2015 and $40.8 for the full-year 2015. Key's consolidated cash balance at December 31, 2015 was $204.4 million compared to $199.1 million at September 30, 2015. Total debt at December 31, 2015 was $964.9 million compared to total debt of $964.7 million at September 30, 2015. The Company had $231.5 of total liquidity available at December 31, 2015.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its fourth quarter and full-year 2015 financial results on Thursday, February 18, 2016 at 10:00 a.m. CST. Callers from the U.S. and Canada should dial 888-794-4637 to access the call. International callers should dial 660-422-4879. All callers should ask for the "Key Energy Services Conference Call" or provide the access code 34233710. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select "Investor Relations."
A telephonic replay of the conference call will be available on Thursday, February 18, 2016, beginning approximately two hours after the completion of the conference call and will remain available for one week. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 34233710. The replay will also be accessible at www.keyenergy.com under "Investor Relations" for a period of at least 90 days.

February 17, 2016

Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
REVENUES	$150,174	$176,857	$354,802	$792,326	$1,427,336
COSTS AND EXPENSES:
Direct operating expenses	176,761	174,505	266,354	714,637	1,059,651
Depreciation and amortization expense	41,894	45,270	46,535	180,271	200,738
General and administrative expenses	38,963	45,314	73,675	202,631	249,646
Impairment expense	29,100	649,944	31,697	722,096	121,176
Operating loss	(136,544)	(738,176)	(63,459)	(1,027,309)	(203,875)
Interest expense, net of amounts capitalized	21,743	21,704	13,830	73,847	54,227
Other (income) loss, net	(705)	5,915	3,463	9,394	1,009
Loss before tax income taxes	(157,582)	(765,795)	(80,752)	(1,110,550)	(259,111)
Income tax benefit	5,097	125,634	28,448	192,849	80,483
NET LOSS	$(152,485)	$(640,161)	$(52,304)	$(917,701)	$(178,628)
Loss per share:
Basic and diluted	$(0.97)	$(4.06)	$(0.34)	$(5.86)	$(1.16)
Weighted average shares outstanding:
Basic and diluted	157,585	157,605	153,501	156,598	153,371

February 17, 2016

Condensed Consolidated Balance Sheets (in thousands):

	December 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$204,354	$27,304
Other current assets	216,072	406,491
Total current assets	420,426	433,795
Property and equipment, net	880,032	1,235,258
Goodwill	—	582,739
Other assets, net	27,340	70,971
TOTAL ASSETS	$1,327,798	$2,322,763
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$30,740	$77,631
Current portion of long-term debt	3,150	—
Other current liabilities	120,593	164,227
Total current liabilities	154,483	241,858
Long-term debt	961,700	737,691
Other non-current liabilities	71,325	285,151
Equity	140,290	1,058,063
TOTAL LIABILITIES AND EQUITY	$1,327,798	$2,322,763

Consolidated Cash Flow Data (in thousands, unaudited):

	Twelve Months Ended
	December 31, 2015	December 31, 2014
Net cash provided by (used in) operating activities	$(22,386)	$164,168
Net cash used in investing activities	(19,403)	(146,840)
Net cash provided by (used in) financing activities	218,729	(22,058)
Effect of exchange rates on cash	110	3,728
Net increase (decrease) in cash and cash equivalents	177,050	(1,002)
Cash and cash equivalents, beginning of period	27,304	28,306
Cash and cash equivalents, end of period	$204,354	$27,304

February 17, 2016

Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenues
U.S. Rig Services	$77,856	$85,200	$166,095	$377,131	$679,045
Fluid Management Services	27,701	35,519	62,096	153,153	249,589
Coiled Tubing Services	16,377	20,820	43,452	89,823	173,364
Fishing & Rental Services	23,422	27,629	54,546	121,883	212,598
International	4,818	7,689	28,613	50,336	112,740
Consolidated Total	$150,174	$176,857	$354,802	$792,326	$1,427,336

Operating Income (Loss)
U.S. Rig Services	$(6,473)	$(305,334)	$20,947	$(307,939)	$96,387
Fluid Management Services	(16,565)	(28,336)	164	(43,484)	3,327
Coiled Tubing Services	(10,691)	(116,572)	(16,391)	(155,168)	(10,819)
Fishing & Rental Services	(4,704)	(186,078)	(7,162)	(197,412)	(58,944)
International	(71,886)	(72,168)	(8,839)	(182,536)	(65,432)
Functional Support	(26,225)	(29,688)	(52,178)	(140,770)	(168,394)
Consolidated Total	$(136,544)	$(738,176)	$(63,459)	$(1,027,309)	$(203,875)

Operating Income (Loss) % of Revenues
U.S. Rig Services	(8.3)%	(358.4)%	12.6%	(81.7)%	14.2%
Fluid Management Services	(59.8)%	(79.8)%	0.3%	(28.4)%	1.3%
Coiled Tubing Services	(65.3)%	(559.9)%	(37.7)%	(172.7)%	(6.2)%
Fishing & Rental Services	(20.1)%	(673.5)%	(13.1)%	(162.0)%	(27.7)%
International	(1,492.0)%	(938.6)%	(30.9)%	(362.6)%	(58.0)%
Consolidated Total	(90.9)%	(417.4)%	(17.9)%	(129.7)%	(14.3)%

February 17, 2016

Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net loss	$(152,485)	$(640,161)	$(52,304)	$(917,701)	$(178,628)
Income tax benefit	(5,097)	(125,634)	(28,448)	(192,849)	(80,483)
Interest expense, net of amounts capitalized	21,743	21,704	13,830	73,847	54,227
Interest income	(58)	(61)	(19)	(159)	(81)
Depreciation and amortization	41,894	45,270	46,535	180,271	200,738
EBITDA	$(94,003)	$(698,882)	$(20,406)	$(856,591)	$(4,227)
% of revenues	(62.6)%	(395.2)%	(5.8)%	(108.1)%	(0.3)%

Severance costs	1,340	3,988	1,086	9,718	3,413
Impairment expense	29,100	649,944	31,697	722,096	121,176
Allowance for collectibility of notes receivable	—	3,755	—	7,705	—
Loss on assets destroyed in Mexico	—	—	—	2,160	—
Loss on sales of assets	50,907	—	3,700	53,034	3,700
Bad debt expense - International	—	18,537	—	18,537	—
Other write-offs	5,937	3,729	—	9,666	—
Sales tax accrual	—	5,600	—	5,600	—
Adjusted EBITDA*	$(6,719)	$(13,329)	$16,077	$(28,075)	$124,062
% of revenues	(4.5)%	(7.5)%	4.5%	(3.5)%	8.7%

Revenues	$150,174	$176,857	$354,802	$792,326	$1,427,336
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

February 17, 2016

	Three Months Ended December 31, 2015
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net income (loss)	$(6,491)	$(16,564)	$(10,690)	$(4,741)	$(94,598)	$(19,401)	$(152,485)
Income tax benefit	—	—	—	—	23,250	(28,347)	(5,097)
Interest expense, net of amounts capitalized	—	—	—	—	41	21,702	21,743
Interest income	—	—	—	—	(16)	(42)	(58)
Depreciation and amortization	14,954	7,273	4,314	8,155	4,300	2,898	41,894
EBITDA	$8,463	$(9,291)	$(6,376)	$3,414	$(67,023)	$(23,190)	$(94,003)
% of revenues	10.9%	(33.5)%	(38.9)%	14.6%	(1,391.1)%	—%	(62.6)%

Severance costs	335	168	80	96	91	570	1,340
Impairment expense	—	—	6,100	—	23,000	—	29,100
Loss on sale of assets	316	10,544	(56)	226	39,877	—	50,907
Other write-offs	4,977	—	960	—	—	—	5,937
Adjusted EBITDA*	$14,091	$1,421	$708	$3,736	$(4,055)	$(22,620)	$(6,719)
% of revenues	18.1%	5.1%	4.3%	16.0%	(84.2)%	—%	(4.5)%

Revenues	$77,856	$27,701	$16,377	$23,422	$4,818	$—	$150,174
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

February 17, 2016

	Twelve Months Ended December 31, 2015
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net income (loss)	$(306,069)	$(46,340)	$(154,685)	$(196,685)	$(229,002)	$15,080	$(917,701)
Income tax benefit	—	—	—	—	43,698	(236,547)	(192,849)
Interest expense, net of amounts capitalized	—	—	—	—	57	73,790	73,847
Interest income	—	—	—	—	(70)	(89)	(159)
Depreciation and amortization	59,515	28,138	21,593	34,662	23,872	12,491	180,271
EBITDA	$(246,554)	$(18,202)	$(133,092)	$(162,023)	$(161,445)	$(135,275)	$(856,591)
% of revenues	(65.4)%	(11.9)%	(148.2)%	(132.9)%	(320.7)%	—%	(108.1)%

Severance costs	1,383	485	197	412	3,804	3,437	9,718
Impairment expense	297,719	24,479	133,795	180,974	85,129	—	722,096
Allowance for collectibility of notes receivable	—	—	—	—	—	7,705	7,705
Loss on assets destroyed in Mexico	—	—	—	—	2,160	—	2,160
Loss on sales of assets	2,471	10,042	(66)	697	39,890	—	53,034
Bad debt expense	—	—	—	—	18,537	—	18,537
Other write-offs	8,706	—	960	—	—	—	9,666
Sales tax accrual	—	—	5,600	—	—	—	5,600
Adjusted EBITDA*	$63,725	$16,804	$7,394	$20,060	$(11,925)	$(124,133)	$(28,075)
% of revenues	16.9%	11.0%	8.2%	16.5%	(23.7)%	—%	(3.5)%

Revenues	$377,131	$153,153	$89,823	$121,883	$50,336	$—	$792,326
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as loss on debt extinguishment, certain other gains or losses, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

February 17, 2016

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

February 17, 2016

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key's current expectations, estimates and projections about Key, its industry, its management's beliefs and certain assumptions made by management, and include statements regarding future oil and natural gas prices, anticipated cost savings from our cost saving initiatives, available liquidity and steps to enhance our liquidity, estimated capital expenditures, future operational and activity expectations, and anticipated financial performance. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these "forward-looking statements" are identified by words such as "expects," "believes," "anticipates" and similar phrases.
Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that Key will be unable to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and risks that Key's expectations regarding future activity levels, customer demand, and pricing stability may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); risks that fundamentals in the U.S. oil and gas markets may not yield anticipated future growth in Key's businesses, or could further deteriorate or worsen from the recent market declines, and/or that Key could experience further unexpected declines in activity and demand for its rig service, fluid management service, coiled tubing service, and fishing and rental service businesses; risks relating to Key's ability to implement technological developments and enhancements; risks relating to compliance with environmental, health and safety laws and regulations, as well as actions by governmental and regulatory authorities; risks relating to compliance with the FCPA and anti-corruption laws, including risks related to increased costs in connection with FCPA investigations; risks regarding the timing or conclusion of the FCPA investigations, including the risk of fines or penalties imposed by government agencies for violations of the FCPA; risks affecting Key's international operations, including risks affecting Key's ability to execute its plans to withdraw from its international markets outside North America; risks that Key may be unable to achieve the benefits expected from acquisition and disposition transactions, and risks associated with integration of the acquired operations into Key's operations; risks, in responding to changing or declining market conditions, that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed and used in Key's businesses; risks relating to changes in the demand for or the price of oil and natural gas; risks that Key may not be able to execute its capital expenditure program and/or that any such capital expenditure investments, if made, will not generate adequate returns; risks relating to Key's ability to satisfy listing requirements for its equity securities; risks that Key may not have sufficient liquidity and may not be successful in achieving steps to enhance its liquidity profile; risks relating to Key's ability to comply with covenants under its current credit facilities rendering the liquidity provided by those facilities unavailable and resulting in an event of default; and other risks affecting Key's ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases in general and administrative expenses.
Because such statements involve risks and uncertainties, many of which are outside of Key's control, Key's actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key's business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico and Russia.